SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities and
                     Exchange Act of 1934
                     (Amendment No.    )

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Filed by a Party other than the Registrant [ ]
Check the appropriate box:
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[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

            OHSL FINANCIAL CORPORATION
 ..................................................................

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 ..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

OHSL FINANCIAL CORP.
5889 Bridgetown Road
Cincinnati, Ohio 45248

ANNUAL MEETING OF STOCKHOLDERS

April 17, 1997

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OHSL Financial Corp. (the "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held at Dante's Restaurant, Rybolt Road, Cincinnati, Ohio, on April 17, 1997, at 2:00 p.m., Cincinnati, Ohio time and at all adjournments or postponements of the Meeting. The accompanying Notice of Meeting, proxy card and this Proxy Statement are first being mailed to stockholders on or about March 19, 1997. Certain of the information provided herein relates to Oak Hills Savings and Loan Company, F.A. ("Oak Hills" or the "Company"), the wholly owned subsidiary and the predecessor of the Corporation.

     At the Meeting, the stockholders of the Corporation are being asked to consider and vote upon the election of three directors of the Corporation, to ratify the appointment of Crowe, Chizek and Company LLP as the Corporation's independent auditors for the fiscal year ending December 31, 1997, and to vote upon the stockholder proposal of Mr. David Landenwitch of Fairfax, Virginia, if presented.

Voting Rights and Proxy Information

     All shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted FOR election of the nominees for director named herein, FOR the proposal to ratify the appointment of Crowe, Chizek and Company LLP, and AGAINST the stockholder proposal of Mr. David Landenwitch. The Corporation does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

     A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (1) filing with the Secretary of the Corporation at or before the Meeting a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Corporation at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Marilyn R. Wieland, Secretary, OHSL Financial Corp., 5889 Bridgetown Road, Cincinnati, Ohio 45248.

     Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Meeting, but will not be counted as voting on any matter as to which abstinence is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name, because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Meeting, will not be treated as present for purposes of determining a quorum for the Meeting unless they are voted by the broker on at least one matter on the agenda. Such non-voted shares will not be counted as voting on any matter as to which a non-vote is indicated on the broker's proxy.

Voting Required for Approval of Proposals

     Directors shall be elected by a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The ratification of the appointment of Crowe, Chizek and Company LLP as auditors for the fiscal year ending December 31, 1997, and the stockholder proposal, if presented, require the affirmative vote of the holders of a majority of the shares actually voted on such proposal.

Voting Securities and Principal Holders Thereof

     As of February 28, 1997, the Corporation had 1,256,091 shares of Common Stock issued and outstanding. The following table sets forth information regarding share ownership as of February 28, 1997 of: (i) the Corporation's Chief Executive Officer and (ii) all directors and executive officers as a group. No persons or entities are known by management to beneficially own more than five percent of the Corporation's Common Stock.

Beneficial Owner      Shares Beneficially Owned   Percent of Class

Kenneth L. Hanauer
  President and
  Chief Executive
  Officer(1)                  57,426                   4.57%

Directors and
  Executive Officers
  of the Corporation
  and the Company as
  a group (15 persons)(2)    279,753                  22.27%


(1) As well as shares held directly, the amount reported also includes 22,132 shares subject to options granted to Mr. Hanauer and 8,464 shares awarded to Mr. Hanauer pursuant to the Bank Incentive Plan and Trusts ("BIP") and excludes 2,116 shares awarded pursuant to the BIP over which Mr. Hanauer has no voting or dispositive power until such shares are earned.
(2) This amount includes shares held directly, as well as 68,092 shares subject to options granted under the Stock Option Plan, 30,630 shares awarded to directors and officers pursuant to the BIP, shares held in retirement accounts and held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors and officers may be deemed to have sole or shared voting and investment power. The amount reported does not include 5,182 shares awarded pursuant to the BIP over which such directors and officers have no voting or dispositive power. Shares held by Emeritus Directors are included in the above total.

I. ELECTION OF DIRECTORS

General

     The Corporation's Board of Directors currently consists of eight members. Each of the directors of the Corporation has served in such capacity since its incorporation in October 1992. The Board is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the directors are elected annually. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

     The table below sets forth certain information, as of February 28, 1997, regarding the composition of the Corporation's Board of Directors, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

                 Position(s)                   Shares of
                    Held                        Common
                   in the                        Stock
                 Corporation             Term    Bene-    Percent
                      and      Director   to   ficially     of
Name       Age(1) Association  Since (2)  Expire  Owned(3)   Class

                            NOMINEES

Kenneth L.
  Hanauer   47     President,     1988      1997  57,426(4)  4.57%
                    Chief
                    Executive
                    Officer and
                    Director of
                    the
                    Corporation
                    and the
                    Company
Thomas E.
 McKier-
  nan       56     Director       1990     1997   14,846     1.18%
Howard H.
 Zoellner   75     Director       1965     1997   12,336     0.98%

                   DIRECTORS CONTINUING IN OFFICE

Norbert G.
  Brinker   79     Chairman of    1998     1955    14,847
1.18%                the Board
Thomas M.
 Herron     48     Director       1992     1999    7,046     0.56%
William R.
 Hillebrand 74     Director       1948     1999   24,647     1.96%
Alvin E.
 Hucke      74     Director       1968     1998   24,335     1.94%
Joseph J.
 Tenoever   70     Director       1973     1999   16,335     1.30%


(1)     At December 31, 1996.

(2)     Includes service as a director of the Company.

(3) Amounts include shares held directly, as well as shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. Amounts shown include shares which may be acquired upon the exercise of options outstanding under the Company's Stock Option Plan, as follows: Mr. Brinker, 5,426 shares; Mr. Herron, 5,426 shares; Mr. Tenoever, 5,426 shares; Mr. Hanauer, 22,132 shares; Mr. McKiernan, 5,426 shares; and Mr. Zoellner, 4,926 shares.

(4) Amount excludes an award of 2,116 shares of Common Stock and includes 22,132 shares subject to options granted to Mr.
Hanauer under the BIP and the Stock Option Plan, respectively.

     No member of the Board of Directors is related to any other member of the Board of Directors and no member of the Board of Directors is a member of a group which includes any other member of the Board of Directors for purposes of the Savings and Loan Holding Company Act and the Securities Act of 1933, as amended.

     The business experience of each director of the Corporation is set forth below. All directors have held their present position for at least five years unless otherwise indicated.

     Norbert G. Brinker. Mr. Brinker is the Chairman of the Board of the Company, a position he has held since 1963. Mr. Brinker was appointed Chairman of the Board of the Corporation in October, 1992. Mr. Brinker served as President of the Company from 1961 to 1981 and as Chief Executive Officer from 1963 until his retirement in 1987. Mr. Brinker initially joined the Company in 1954.

     Kenneth L. Hanauer. Mr. Hanauer has been Executive Vice President and Chief Executive Officer of the Company since 1987 and President and Chief Executive Officer of the Corporation since October, 1992. Mr. Hanauer was elected President of the Company in December, 1994. Mr. Hanauer served as Vice President and Treasurer from 1985 to 1987. As President and Chief Executive Officer of the Company, Mr. Hanauer is responsible for directing the Company's operations and establishing strategies and policies designed to achieve goals set by the Company's Board of Directors. Mr. Hanauer joined the Company in 1978, assuming the duties of Treasurer in 1979.

     Thomas M. Herron. Mr. Herron is currently an Operations Manager for the International Division of Michelman, Inc., a chemical manufacturing company located in Cincinnati, Ohio, a position he has held since 1988. Mr. Herron was an international banking officer for The Central Trust Co., N.A. from 1985 to 1988.

     William R. Hillebrand. Mr. Hillebrand is currently retired. Mr. Hillebrand served as President of the Company from January 1982 through December, 1994. Mr. Hillebrand did not receive a salary as President. Prior to serving as President of the Company, Mr. Hillebrand served as President of Rosemont Savings Association from 1966 until it merged with the Company in 1981. Mr. Hillebrand retired in 1985 from the Andrew Jergens Company, a Cincinnati-based consumer products company. Mr. Hillebrand was appointed as Vice-Chairman of the Board of Directors of the Company in December, 1994.

     Alvin E. Hucke. Mr. Hucke is currently retired. From 1973 to
1984, Mr. Hucke served as President and director of Bishopric
Products Co., a steel plate fabrication company located in Cincinnati, Ohio.

     Thomas E. McKiernan. Mr. McKiernan is currently Associate Principal and Treasurer of Seton High School, a position he has held since 1969. As an Associate Principal, Mr. McKiernan is responsible for the supervision of the business management, development and community relations departments.

     Joseph J. Tenoever. Mr. Tenoever is retired from his position as Vice President in charge of the Executive and Professional Banking Department of The Central Trust Co., N.A., located in Cincinnati, Ohio, a position he held from 1988 to 1990. Mr. Tenoever previously served as Vice President of Central Trust, where he was a loan officer in the commercial lending department.

     Howard H. Zoellner. Mr. Zoellner retired from his position as an accountant with Bucher & Company, Inc., an accounting firm located in Cincinnati, Ohio, a position he has held since 1990. Prior to such time, Mr. Zoellner operated his own accounting practice in Cincinnati, Ohio for over 30 years.

Meetings and Committees of the Board of Directors

     Meetings and Committees of the Corporation. Meetings of the Corporation's Board of Directors are generally held on a monthly basis. During the fiscal year ended December 31, 1996, the Board of Directors met 13 times. During fiscal 1996, no incumbent director of the Corporation attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served. Directors of the Corporation who are officers of the Corporation are not paid for Board or Committee meetings attended.

     The Board of Directors of the Corporation has a standing Stock Option Committee. The Stock Option Committee is composed of Messrs. Tenoever, Brinker, Hucke, McKiernan and Zoellner. This Committee is responsible for administering the Corporation's Stock Option Plan. This Committee met 5 times during the year ended December 31, 1996.

     The entire Board of Directors acts as a nominating committee for selecting nominees for election as directors. While the Board of Directors of the Corporation will consider nominees recommended by stockholders, the Board has not actively solicited such nominations. Pursuant to the Corporation's Bylaws, nominations by stockholders must be delivered in writing to the Secretary of the Corporation at least 30 days before the date of the Meeting.

     Meetings and Committees of the Company. Meetings of the Company's Board of Directors are generally held on a monthly basis. The Board of Directors met 12 times during the year ended December 31, 1996. During 1996, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

     For the year ended December 31, 1996, all directors received fees of $14,700 per year, with the exception of the Chairman of the Board ($18,600), the Vice-Chairman ($18,600) and Mr. Hanauer who receives no meeting fees. Directors were not paid fees for committee service in 1996. The Company's Board of Directors has a number of standing committees, including, among others, an Executive Committee, a Compensation Committee and an Audit Committee.

     The Executive Committee is comprised of Messrs. Brinker, Hanauer, Hillebrand and, on an alternating basis, at least one of the Company's other directors. The Executive Committee meets approximately bi-weekly to review loan applications presented by the lending department and exercises the power of the full Board of Directors between Board meetings. The Executive Committee met 23 times during 1996.

     The Compensation Committee meets at least once per year to review and set salaries for the management of the Company. The Compensation Committee consists of Messrs. Tenoever (Chair), Brinker and McKiernan. The Compensation Committee met once during 1996.

     The Audit Committee meets every other month to review points covered in the audit report prepared by the Company's internal auditor. They also recommend policy and procedural changes to the Board of Directors. This Committee recommends the accounting firm for approval by the Board of Directors to perform the Company's annual audit and acts as the liaison between the auditors and the Board. Members of the Audit Committee include Messrs. Herron (Chair), Brinker, Hillebrand and Zoellner. During 1996, the Audit Committee met six times.

Executive Compensation

     The Corporation's officers did not receive any compensation from the Corporation for services performed in their capacities as officers of the Corporation. The Corporation reimburses the Company for the pro rata share of management time spent on OHSL matters.

     The following table sets forth information regarding compensation paid or accrued by the Company to its President and Chief Executive Officer (the "named executive officer") for services rendered during the periods indicated. No executive officer other than the named executive earned in excess of $100,000 during the twelve months ended December 31, 1996.

                    SUMMARY COMPENSATION TABLE


                     Annual            Long-Term
                     Compensation     Compensation Awards
                     ____________     ___________________


                                      All
                                      Other
  Name and                            Underly
  Principal Year Bonus Salary  Securi -ing
  Position   ($)  (1)    ($)   -ties  Options# Compensation(2)
 __________ ____ _____ _____   ______ ________ ______________

Kenneth L.
 Hanauer    1996 $130,000  _  $31,603 (2) _  _ $ 9,144 (3)
  President 1995 $115,000  _  $30,864 (2) _  _ $12,197 (3)
  and Chief 1994 $108,000  _  $22,485 (2) _  _ $11,621 (3)
  Executive
  Officer


(1) No amounts were paid to Mr. Hanauer in his capacity as a director.

(2) Represents the value of shares allocated to Mr. Hanauer under the Company's Employee Stock Ownership Plan, based on the closing price of such shares on December 31 of each respective year.

(3) Represents contribution by employer to Company's Savings and Retirement 401(k) Plan.

     No options or stock appreciation rights were granted to the named executive in 1996. The following sets forth certain information concerning the number and value of stock options at December 31, 1996, held by Mr. Hanauer.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
OPTION/SAR VALUES

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FY-END OPTION VALUES


                           Value of
                           Number of Securities  Unexercised
                           Underlying            In-the-Money
                           Unexercised Options   Options at
                           at FY-End (#)         at FY-End ($)
                          ____________________   _______________

            Shares
            Acquired     Value
            on Exercise  Realized Exer-   Unexer-  Exer-   Unex-
Name        ( #)           ($)    cisable cisable  cisable cisable
_________   ___________ _________ _______ _______ ________ _______
Kenneth
 L.
 Hanauer     1,000     $11,375   10,000  12,132  $113,750 $138,002


(1) Represents the aggregate market value of the option granted (market price of Common Stock less exercise price) based upon the closing price of $21.375 of the Common Stock on December
31, 1996, as reported on the Nasdaq System.

Certain Relationships and Related Transactions

     The Company has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. All such loans except as described below, to directors and senior officers (vice presidents and above) are required to be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectability. Adjustable rate residential and consumer loans to full-time employees (other than senior officers) are made at reduced interest rates based on a margin above the Company's cost of funds so long as they remain employees of the Company. At December 31, 1996, loans to directors, officers and employees totaled $1.3 million or 5.0% of OHSL's stockholders' equity.

     All loans by the Company to its senior officers and directors are subject to Office of Thrift Supervision ("OTS") regulations restricting loans and other transactions with affiliated persons of the Company. Federal law prohibits a savings association from making loans to its senior officers and directors at favorable rates or on terms not comparable to those prevailing to the general public.

II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

     The Board of Directors has renewed the Corporation's arrangement for Crowe, Chizek and Company LLP to be its auditors for the 1997 fiscal year, subject to the ratification of the appointment by the Corporation's stockholders. A representative of Crowe, Chizek and Company LLP is expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

     The Board of Directors recommends that stockholders vote
"FOR" the ratification of the appointment of Crowe, Chizek and Company LLP as the Corporation's auditors for the twelve months ending December 31, 1997.


III. STOCKHOLDER PROPOSAL

     David R. Landenwitch of 4340 Still Meadow Road, Fairfax,
Virginia 22032, a holder of "at least" 1,000 shares of common stock, has indicated his intention to present the following proposal to the stockholders of the Company at the Annual Meeting:

Resolved:

That the shareholders of OHSL Financial Corp. ("OHSL") urge our Board of Directors to examine the company's position for the potential gain in shareholder value through the sale or merger of the company. From this examination, the Board of Directors will produce a written report that describes how such a sale or merger would influence the value of the stock. The report shall exclude any proprietary information, be prepared at reasonable cost, not impose an undue burden on company employees, and shall be sent to all shareholders within six months after the 1997 annual meeting of shareholders.

     Supporting Statement provided by Mr. Landenwitch:

During the last few years the stock price of OHSL has under-performed its comparable indices as well as the general indices such as the Dow Jones Industrial Average, S&P 500 and the Nasdaq Composite. During 1996 the Savings and Loan index, which is a measurement of price appreciation, was up 61 percent compared to OHSL's return of 23 percent during that same time period. As of this writing, September 19, 1996, this same index was up a positive 2 percent for the year, where OHSL had actually decreased in value by 5.1 percent, moving from $20.50 per share to $19.50 per share.

Stock prices of smaller savings and loans are trading at or less than book value. In contrast, stock prices of larger banks, and savings and loans are selling at two times book value or higher. The market rewards these larger institutions and they will continue to grow through acquisitions and mergers with smaller institutions. Because the price-to-book value for these large institutions is at such high multiples, larger institutions are able to pay 1.4 to 1.6 times book value for well run smaller institutions. Therefore, it is reasonable to expect that OHSL shareholders could reap a 60_70 percent increase in the value of their shares from such a sale. This increase would equate to a share price of $29.00 to $34.00.

Our Board has a responsibility to examine the impact of the market on OHSL as well as the impact of a sale or merger of the company on the value of our shares. We believe a thorough analysis and timely disclosure of the value of OHSL to its shareholders prior to entering into the disposition or merger strategy helps insure that our company act responsibly.

We urge your support for this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER
PROPOSAL

     Your Board of Directors continues to evaluate alternatives which would maximize long term stockholder value. The Board of Directors consults on a regular basis with investment bankers and industry experts regarding various strategies for enhancing the long term value of the Company. Specifically, the Board has met formally with investment bankers on numerous occasions, held off-site strategic planning seminars with professional facilitators and analysts, and met with independent auditors and legal counsel, all to determine methods by which stockholder value can be increased.

     In addition, periodic meetings are held with market/thrift analysts, portfolio managers, and market makers to evaluate the performance of OHSL against peer activity and averages and general market opportunities. Corporate Financial Strategies Sessions have been attended by the full Board of Directors, a certified financial analyst, and a thrift appraiser, in order to address stockholder rate of return, market performance, peers, and future planning. A matrix of future value assumptions was reviewed to aid in considering any proposals to sell the Company, if such proposals are forthcoming. Written reports have been prepared as a result of these meetings.

     It is the opinion of the Board of Directors, the outside parties being consulted and corporate legal counsel that all such information generated for, and as a result of, these meetings, remain confidential prior to any merger/acquisition agreement execution. Consolidation trends in the thrift industry are closely monitored, as are market competition, interstate banking, regulatory issues, compliance laws, federal insurance matters and long term prospects for enhancing profit margins.

     The Board of Directors continues to give serious consideration to whether it should explore a sale or merger of the Company at any given time. The Board currently believes that the long term potential of the Company is substantially greater than the current market price or value to be gained in merging. The public market is available for those stockholders who wish to dispose of their shares. The Company currently has a stock Repurchase Plan in place, which should facilitate this transaction process. Although the Board believes a sale or merger of the Company at this time would be unwise, it will, of course, consider any serious proposal of interested parties on terms that would be fair to the stockholders.

     The Board has not foreclosed other strategies. During 1996 the Company took part in several merger/acquisition discussions where OHSL would have been the acquiror. These transactions may have enhanced long term shareholder value, had they come to fruition. The Board believes that the Company will best maximize stockholder values through internal growth and expansion. In the Board's judgment, this is the way for stockholder values to increase. Mr. Landenwitch continues to propose that the stockholders resolve to "urge [the] Board of Directors to examine the company's position for the potential gain in shareholder value through the sale or merger of the company". Your Board of Directors is doing this on a regular basis. The part of Mr. Landenwitch's proposal that gives us the most cause for concern is publishing the results of these analyses. Because the Board has a fiduciary duty to, and, as noted above, on a regular basis does examine the Company's position with respect to sale or merger, the proposal serves no purposes in that regard.

     Mr. Landenwitch also proposes that the Board "produce a written report that describes how such a sale or merger would influence the value of the stock. The report shall exclude any proprietary information, be prepared at reasonable cost, not impose an undue burden on company employees, and shall be sent to all shareholders within six months after the 1997 annual meeting of shareholders." The Board considers such a report to be an unnecessary exercise on the part of the Company which inevitably would impose an "undue burden" on Company employees. A merger or other sale transaction by law would require stockholder approval following full disclosure of all applicable information as required by the proxy rules, including a description of the factors considered by the Board in determining whether to submit the matter to the stockholders. Until such time, all terms have to remain in the strictest of confidence. Accordingly, if the Board were to determine that such a transaction would be of benefit to the Company and its stockholders, the Board would at that time appropriately report to the stockholders regarding all available alternatives in connection with any request for a favorable stockholder vote. The Board can not act without the approval of the stockholders. To require the Board to exert time and energy creating a written report on a sale or merger of the Company at a time when the Board currently believes such disposition would not be in the best interests of the Company or its stockholders is a drain on Company resources.

     The Board views Mr. Landenwitch's proposal as a misdirected attempt to exert unnecessary influence over the management and policies of the Company, to the detriment of the stockholders, by an out-of-state owner. He continues to use spectacular and unsubstantiated gains projections in his proposal in an effort to promote his position that the stockholders will be better off if the Company is sold. This is a position that is not shared by the Board.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THE PROPOSAL.
     Proxies solicited by the Board of Directors will be voted
AGAINST the foregoing proposal unless stockholders specify otherwise.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's offices at 5889 Bridgetown Road, Cincinnati, Ohio 45248, no later than November 19, 1997. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Corporation Common Stock. In addition to solicitation by mail, directors and officers of the Corporation and regular employees of the Company may solicit proxies personally or by telephone, without additional compensation.


                              By Order of the Board of Directors




                              Marilyn R. Wieland
                              Secretary

Cincinnati, Ohio
March 19, 1997PROXY

STRUCTURAL DYNAMICS RESEARCH CORPORATION
2000 Eastman Drive
Milford, Ohio 45150

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Albert F. Peter, John A. Mongelluzzo and Jeffrey J. Vorholt, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of Structural Dynamics Research Corporation which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of said Company scheduled to be held on April 29, 1997 at 2:00 p.m. at the Company's offices, 2000 Eastman Drive, Milford, Ohio 45150 or at any adjournment or recess thereof.

Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on each proposal.

1.  ELECTION OF CLASS I DIRECTORS.

       FOR all nominees listed below      WITHHOLD AUTHORITY

    (except as marked to the contrary below)

    JOHN E. MCDOWELL, GILBERT R. WHITAKER, JR., JAMES W.
NETHERCOTT

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below)

__________________________________________________________________

2. APPROVAL of an amendment to the Company's Amended Articles of Incorporation to permit certain internal reorganizations without shareholder approval.

       FOR               ABSTAIN            AGAINST

3. APPROVAL of the appointment of KPMG Peat Marwick as the independent auditors of the Company for 1997.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR the proposals in paragraphs 2 and 3.

ALL FORMER PROXIES ARE HEREBY REVOKED.

NUMBER OF SHARES _____________     Dated:________________, 1997

_______________________________     __________________________
(Signature of Shareholder)               (Signature of
Shareholder)

(Please sign exactly as your name appears hereon. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such)